EXHIBIT 10.1

LEGGETT & PLATT, INCORPORATED

2019 KEY OFFICERS INCENTIVE PLAN

SECTION 1 ESTABLISHMENT, DEFINITIONS AND ADMINISTRATION

1.1

Establishment of the Plan. Leggett & Platt, Incorporated hereby establishes the 2019 Key Officers Incentive Plan (the “Plan”), which shall become effective as of January 1, 2019 and shall supersede the 2014 Key Officers Incentive Plan.

1.2

Purpose of the Plan. The purpose of the Plan is to attract, motivate, and retain the services of participants in the Plan (“Participants”) who make significant contributions to the Company’s success by allowing them to share in that success through incentive payments based upon the Company’s performance.

1.3	Definitions. The following terms, when used in the Plan, shall have the following meanings:

(a)	“Award” means the incentive payment, if any, to which a Participant is entitled under the Plan based on the attainment of one of more Performance Objectives.

(b)	“Award Formula” means the formula by which the amount of an Award is determined, including the Performance Objectives and the Performance Period.

(c)	“Company” means Leggett & Platt, Incorporated or any successor thereto and also includes the subsidiaries and affiliates of Leggett & Platt, Incorporated.

(d)	“Corporate Participant” means a Participant whose Award is determined based on the Company’s consolidated business results.

(e)	“Performance Objectives” are the measures of the Company’s, one or more Profit Centers’, or an individual’s achievement, as determined by the Committee, used to calculate attainment of an Award.

(f)

“Performance Period” is the time period over which the achievement of Performance Objectives is measured to determine the amount, if any, of a potential Award to which a Participant shall be entitled. Unless the Committee determines otherwise, the Performance Period shall be a Year.

(g)	“Profit Center” means a separate operating unit or branch for which the Company budgets an operating income for a Performance Period.

(h)	“Profit Center Participant” means a Participant whose Award is determined in whole or in part on the performance of one or more Profit Centers.

(i)

“Target Percentage” means the percentage of a Participant’s annual base salary, as of the last day of the Performance Period, established by the Committee to determine the potential Award for that Participant.

(j)	“Year” means the calendar year.

1.4

Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee as may be appointed by the Board (the “Committee”). The Committee shall have full and sole discretionary power and authority to administer and interpret the Plan and to establish rules and procedures for its administration. Any interpretations or decisions of the Committee with respect to the Plan shall be final and binding. The Committee has sole discretionary responsibility and authority for: (i) selecting Participants, (ii) setting Target Percentages, (iii) establishing Performance Objectives, Performance Periods and Award Formulas, and (iv) determining Awards.

SECTION 2 ELIGIBILITY, PERFORMANCE OBJECTIVES AND AWARDS

2.1

Eligibility and Participation. Eligibility for participation in the Plan shall be limited to Section 16 Officers of the Company. The Committee will determine the Participants, designating each as either a Corporate Participant or a Profit Center Participant, before or during the applicable Performance Period.

2.2

Performance Objectives. Awards are paid based on the achievement of one or more Performance Objectives established by the Committee. Performance Objectives may be different for different Participants and may be based on financial measures relating to the consolidated results of the Company, financial measures relating to one or more Profit Centers, individual measures, or non-financial metrics.

The Committee may at any time in its sole discretion adjust any evaluation of performance under a Performance Objective to remove the effect of equity compensation expense under ASC 718; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; gain, loss or expense related to reorganization and restructuring programs or to the disposal of a segment of a business; discontinued operations; non-cash impairments; results from non-operating branches; currency and hedging-related gains and losses; gains and losses from asset disposals; any items that are outside the Company’s or Profit Center’s core, on-going business activities, or any other adjustments that the Committee determines are necessary or advisable in order that the Performance Objectives appropriately reflect the underlying operational performance of the Company or applicable Profit Centers during the Performance Period.

2.3

Award Formula. The Committee will establish the Award Formula that will be used to calculate Awards by the later of (i) the date that 25% of the Performance Period has elapsed or (ii) 30 days after an individual first becomes a Participant. The Award Formula will include the Performance Objectives, the relative weighting of each, and any other factors necessary to calculate an Award.

2.4

Potential Award. The amount of each Participant’s Award is determined by applying the Award Formula to a Participant’s Target Percentage of base salary in effect at the end of the Performance Period. The Committee will determine each Participant’s Target Percentage by the later of (i) the date that 25% of the Performance Period has elapsed or (ii) 30 days after an individual first becomes a Participant.

2.5

Determination of Final Awards. As soon as practicable after the end of the Performance Period, the Committee will determine the final Awards, calculated solely on the basis of the attainment of Performance Objectives. The Committee shall have discretion to reduce or increase by up to 20% the Award to which a Participant would be entitled based on achievement of the Performance Objectives.

2.6	Maximum Award. Notwithstanding any other provision of the Plan, a Participant’s Award may not exceed three times the Participant’s annual base salary in effect at the end of the Performance Period.

2.7

Payment of Awards. A Participant’s Award will be paid in the manner and at the time or times established by the Committee but in no event later than March 15th of the Year following the end of the Performance Period. Payment of an Award will be made in cash unless deferred under the Company’s Deferred Compensation Program.

(a)	Except as provided in Section 2.7(b) and Section 2.7(c), a Participant must be employed by the Company on the last working day of the Performance Period to be eligible for Award payments.

(b)

If a Participant’s termination of employment during the Performance Period is due to Retirement (as defined below), the Participant will receive a pro rated Award following the end of the Performance Period for the Participant’s days of service prior to termination.

“Retirement” means the Participant voluntarily quit (i) on or after age 65, or (ii) on or after age 55 and had at least 20 years of service with the Company or any company or division acquired by the Company.

(c)

If a Participant’s termination of employment during the Performance Period is due to death or Disability (as defined below), the Participant’s Award will be payable within 60 days of such event and based upon the Participant’s Target Percentage multiplied by the annual base salary in effect at the date of termination.

“Disability” means the Participant’s inability to substantially perform duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

2.8

Repayment of Awards. If, within 24 months after an Award is paid, the Company is required to restate previously reported financial results, the Committee will require all Participants to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written Notice of Repayment to Participants documenting the corrected Award calculation and the amount and terms of repayment.

In addition, the Committee may require repayment of the entire Award from those Participants determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

A Participant must repay the amount specified in the Notice of Repayment. The Committee may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

The Company’s ability to require Participant to repay the amount specified in the Notice of Repayment shall be in addition to, not in lieu of, any equitable or legal remedies, monetary damages, or other available forms of relief to the Company.

2.9

Restrictive Covenants. Due to the Participants’ leadership roles in the Company, they are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company.

During the Performance Period and for two years after the payment of any Award, a Participant will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer or supplier of the Company relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Company to terminate his or her employment or relationship with the Company. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Company in which the Participant was involved as an employee, consultant or agent. By accepting an Award, each Participant agrees that the covenants in this Section are reasonable in time and scope and justified based on his or her position and receipt of the Award. In the event a Participant violates the terms of this Section, the two-year term of the restrictive covenants shall be automatically extended by the period the Participant was violating any term of this Section.

Any Participant in violation of the preceding paragraph will forfeit any Award that would otherwise be payable to the Participant under the Plan and will pay to the Company immediately upon written demand by the Company an amount equal to (i) the amount of all Awards paid to the Participant within the two year period prior to such violation in cash (including the tax withholding) and/or deferred by the Participant under the Deferred Compensation Program within the two year period prior to such violation, minus (ii) any non-refundable taxes paid by the Participant as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against the Participant for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief.

If any restriction in this Section is deemed unenforceable, then the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this Section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and any Participant.

SECTION 3 WITHHOLDING

The Company will withhold (at the Company’s required withholding rate) any amount required to satisfy applicable tax laws in connection with the payment of any Awards.

SECTION 4 NO EMPLOYMENT CONTRACT

Participation in the Plan or receipt of an Award shall not confer upon any Participant any right to continued employment nor shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time.

SECTION 5 SECTION 409A

The Company believes that Awards issued under this Plan will be exempt from Section 409A of the Internal Revenue Code as “short-term deferrals” within the meaning of Section 409A and the regulations thereunder. Notwithstanding anything contained in this Plan or any Award, it is intended that the Awards will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of this Plan and any Awards will be interpreted to meet such requirements. To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of an Award if the distribution would result in material harm to the Company.

SECTION 6 GOVERNING LAW

The Plan and all Awards will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Plan or any Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to the Plan or any Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.

SECTION 7 AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan at any time, provided that no amendment or termination of the Plan may materially and adversely affect any outstanding Award without the Participant’s consent.